Exhibit 99.1

   PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS ANNOUNCES RESULTS
FOR THE THIRD QUARTER OF FISCAL 2004

St. Louis,  MO,  July 29,  2004 … Ralcorp Holdings, Inc. (NYSE:RAH) today reported net sales for the three months ended June 30, 2004 of $386.3 million, up 24 percent from $311.5 million for the three months ended June 30, 2003. Earnings before equity earnings increased to $15.7 million for the third quarter from $10.7 million last year. Third quarter net earnings were $24.6 million compared to $16.0 million for the same quarter last year, with diluted earnings per share of $.82 compared to $.54 a year ago. As discussed below, Ralcorp’s equity investment in Vail Resorts, Inc. resulted in after-tax earnings of $8.9 million in fiscal 2004, compared to $5.3 million in fiscal 2003, a change of $.12 per diluted share.

For the nine-month periods ended June 30, 2004 and 2003, net sales were $1,132.2 million and $974.2 million, respectively, an increase of $158.0 million, or 16 percent. Earnings before equity earnings improved to $47.5 million from $41.3 million last year. Net earnings for the current year’s first nine months were $52.6 million, or $1.76 per diluted share, compared to prior year nine-month net earnings of $46.1 million, or $1.55 per diluted share.

Ralcorp’s results for the three and nine months ended June 30, 2004 included post-acquisition results from the Bakery Chef business and the Concept 2 Bakers business, acquired on December 3, 2003 and February 27, 2004, respectively. Bakery Chef is reported as the Frozen Pancakes, Biscuits & Breads segment, and its results are shown and discussed separately below. Concept 2 Bakers (C2B) is being operated as part of Bremner’s in-store bakery (ISB) group within the Cereals, Crackers & Cookies segment. While about two-thirds of the increase in nine-month net sales came from acquisitions, the remainder was the result of internal growth. For more information, refer to the schedule and segment discussions below.

Although the prices of energy and several ingredients (notably soybean oil, eggs, rice, wheat flour, macadamias, and almonds) increased significantly compared to prior year costs, much of the effects were mitigated in the first nine months of the year through hedging, forward purchase contracts, and selling price adjustments. If ingredient and energy costs remain at elevated levels as expected, some of these mitigating factors will become less effective, resulting in reduced profit margins. Again, refer to the segment discussions below for more details.

Net Sales by Segment	Three Months Ended		Nine Months Ended
(in millions)	June 30,		June 30,

	2004	2003	2004	2003

Ralston Foods	$83.7	$76.7	$252.4	$236.6
Bremner	110.1	93.2	321.3	293.3

Cereals, Crackers & Cookies	193.8	169.9	573.7	529.9
Dressings, Syrups, Jellies & Sauces	97.6	101.0	292.7	309.5
Snack Nuts & Candy	50.1	40.6	166.8	134.8
Frozen Pancakes, Biscuits & Breads	44.8	-	99.0	-

Total Net Sales	$386.3	$311.5	$1,132.2	$974.2

Profit Contribution by Segment	Three Months Ended		Nine Months Ended
(in millions)	June 30,		June 30,

	2004	2003	2004	2003

Cereals, Crackers & Cookies	$19.1	$17.0	$62.0	$56.6
Dressings, Syrups, Jellies & Sauces	3.6	2.5	10.6	4.8
Snack Nuts & Candy	5.0	5.0	13.7	18.6
Frozen Pancakes, Biscuits & Breads	6.5	-	13.2	-

Total Segment Profit Contribution	34.2	24.5	99.5	80.0
Interest expense, net	(3.7)	(.8)	(9.2)	(2.6)
Restructuring charges	(.4)	(2.2)	(1.0)	(13.4)
Accelerated depreciation	(.5)	(.2)	(.8)	(2.7)
Litigation settlement income	.1	-	.9	14.6
Systems upgrades and conversions	(1.2)	(.7)	(3.7)	(1.5)
Other unallocated corporate expenses	(3.8)	(3.8)	(10.9)	(9.8)

Earnings before Income Taxes
and Equity Earnings	$24.7	$16.8	$74.8	$64.6

Cereals, Crackers & Cookies
Third quarter net sales for the Cereals, Crackers & Cookies segment increased $23.9 million (14 percent) from last year, with the Bremner cracker and cookie division growing $16.9 million and the Ralston Foods cereal division adding $7.0 million. About half of Bremner’s net sales growth was the result of the acquired C2B business, while the rest came from incremental sales to customers of an insolvent competitor and increased sales to existing private label customers. Bake-Line Group, LLC filed a Chapter 7 bankruptcy petition and ceased operations on January 12, 2004. Since then, Bremner has begun supplying products to several former Bake-Line customers. We expect sales to continue to increase into the fourth quarter as additional products are finalized for former Bake-Line customers, but the effects may be partially offset by declining co-manufacturing sales. Base cookie and cracker volumes were up 11 percent. ISB cookie sales volume, excluding C2B sales, was 2 percent above last year’s volume. At Ralston Foods, sales volume of private label ready-to-eat (RTE) cereal grew more than 12 percent from last year’s third quarter. That growth was driven by significant expansion with existing customers and new product introductions, partially offset by the loss of sales to Fleming Companies, Inc., as a result of its bankruptcy. The RTE sales volume increase was partially offset by volume declines in smaller product lines: 14 percent in foodservice, 2 percent in hot cereal, and 9 percent in co-manufacturing. Despite the lower co-manufacturing volume, co-manufacturing sales dollars improved as a result of a favorable product mix.

Through the first nine months of fiscal 2004, net sales for the segment were up $43.8 million (8 percent) from a year ago, with Bremner and Ralston Foods contributing increases of $28.0 million and $15.8 million, respectively. Excluding C2B sales, which were the source of almost half of Bremner’s growth, base cracker and cookie volumes were up about 3.5 percent, and ISB volume was up 1 percent. For Ralston Foods, the strength of 9 percent growth in RTE cereal sales volume was partially offset by a decline in co-manufacturing volume (though co-manufacturing sales dollars were flat) and a 5 percent decline in hot cereal volume.

The segment’s profit contribution improved 12 percent for the third quarter and 10 percent for the first nine months. Although the higher volumes resulted in production efficiencies on several lines, the benefits were partially offset by higher costs of ingredients derived from rice, corn, wheat, and soybean oil, as well as by increased freight and energy costs. As mentioned above, many of these costs are expected remain at elevated levels, which could reduce profit margins. Other factors which curbed the third quarter profit margins included higher storage costs and additional label design costs for former Bake-Line customers.

Dressings, Syrups, Jellies & Sauces
Carriage House’s net sales for the three and nine months ended June 30, 2004 decreased 3 percent and 5 percent, respectively, compared to the corresponding periods last year. These declines are attributable primarily to the exit from the industrial tomato paste and ketchup businesses during fiscal 2003. Sales were also reduced as a result of the Fleming bankruptcy and competitive pricing pressures on some product lines. These sales reductions were partially offset by increased business with several customers and price increases on some product lines in an attempt to mitigate escalating costs of certain ingredients.

The segment’s third quarter profit improved to $3.6 million in fiscal 2004 from $2.5 million in fiscal 2003. Through nine months, Carriage House has more than doubled its profit contribution, from $4.8 million last year to $10.6 million this year. Production labor costs were favorable in the current year as a result of recent restructuring and process improvement projects, while fiscal 2003 profit had been hurt by production inefficiencies associated with the partial shutdown of the plant in Streator, IL, and by Fleming receivables losses. Current year cost decreases in peanuts were offset by related selling price declines due to competitive pressures. Costs of other commodities, such as soybean oil, continued to be unfavorable but were partially offset by strategic hedging activity and price increases on some products. As mentioned above, these unfavorable costs are expected to have a more significant effect beginning in the fourth quarter. The segment has also been negatively impacted by higher freight costs, a trend that is expected to continue through the fourth quarter.

In June 2004, a major customer began purchasing pourable salad dressings from one of Ralcorp’s competitors in order to achieve lower prices. The resulting loss of profit is expected to be partially offset by recent actions taken to reduce overhead costs. In addition, management is continuing its effort to replace the lost volume through additional sales to new and existing customers.

Snack Nuts & Candy
Third quarter net sales for the Snack Nuts & Candy segment, also known as Nutcracker Brands, grew 23 percent from last year. Through nine months, the segment’s net sales were up 24 percent. This growth came primarily from increased orders from existing top customers for both continuing and new private label items, as well as from a new customer.

Despite higher sales, the segment’s third quarter profit was unchanged and nine-month profit fell $4.9 million (26 percent) from the corresponding periods last year. The profit comparisons were made more difficult by significantly reduced peanut costs last year, followed by competitive pricing pressures that reduced peanut margins this year. Higher commodity costs, especially tree nuts such as macadamias, almonds, and pecans, accounted for most of the nine-month profit decline. In addition, profit was reduced by higher energy costs and information systems costs.

Frozen Pancakes, Biscuits & Breads
On December 3, 2003, Ralcorp completed the purchase of Bakery Chef, Inc., a leading manufacturer of frozen griddle products (pancakes, waffles, and French toast) and pre-baked biscuits and breads. Ralcorp paid a total of approximately $289 million in cash to acquire Bakery Chef, which had net sales of $165 million for the year ended December 31, 2002 and $99.0 million since acquisition. Bakery Chef has contributed $13.2 million of profit since acquisition, including $6.5 million during Ralcorp’s third quarter, net of $2.8 million and $1.6 million (respectively) of amortization expense related to intangibles recorded in purchase accounting. The profit contribution has been reduced by unfavorable ingredient costs (specifically eggs and soybean oil), partially offset by price increases. Ralcorp still anticipates the acquisition will add $.25 to $.35 to diluted earnings per share on an annual basis ($.20 to $.25 for fiscal 2004).

Interest Expense
Interest expense was $3.7 million and $9.2 million, respectively, for the three and nine months ended June 30, 2004, compared to $.8 million and $2.6 million in the corresponding periods of the prior year. The increase is primarily attributable to additional borrowings to fund the Bakery Chef acquisition. Initially, cash for the acquisition was borrowed under the Company’s $275 million revolving credit agreement, but on December 22, 2003, Ralcorp completed a $270 million private placement of Fixed Rate Senior Notes in three tranches with a weighted average interest rate of 4.6 percent. For the third quarter and first nine months of fiscal 2004, the weighted average interest rate on all of the Company’s outstanding debt was 3.6 percent and 3.3 percent, respectively, compared to 2.1 percent and 2.4 percent a year ago.

On September 24, 2001, the Company entered into a three-year agreement to sell its trade accounts receivable on an ongoing basis. Discounts related to this agreement totaled $.3 million and $.6 million in the first nine months of fiscal 2004 and 2003, respectively, and are included on the Consolidated Statement of Earnings in selling, general and administrative expenses.

Equity Interest in Vail Resorts, Inc.
Ralcorp continues to hold an approximate 21 percent equity ownership interest in Vail Resorts, Inc. (NYSE:MTN) Vail Resorts operates on a fiscal year ending July 31; therefore, Ralcorp reports its portion of Vail Resorts’ operating results on a two-month time lag. Vail Resorts’ operations are highly seasonal, typically yielding income for the second and third fiscal quarters and losses for the first and fourth fiscal quarters. However, in the second quarter of fiscal 2004, Vail Resorts recorded a charge related to debt refinancing, resulting in a reported net loss. For the third quarter ended June 30, 2004, Ralcorp’s investment in Vail Resorts resulted in non-cash pre-tax earnings of $13.8 million ($8.9 million after taxes), compared to $8.1 million ($5.3 million after taxes) for last year’s third quarter, a change of $.12 per diluted share. Through nine months, Ralcorp’s after-tax equity earnings were $5.1 million and $4.8 million for fiscal 2004 and 2003, respectively.

Additional Information
In addition to the results of operations discussed above, the following items should be considered when evaluating current and prior year results.

Restructuring and impairment charges included (in millions, except per share data):

	Three Months Ended		Nine Months Ended
	June 30,		June 30,

	2004	2003	2004	2003

ISB plant restructuring	$.2	$1.9	$.8	$2.0
Kansas City plant closure	.2	-	.2	-
Streator plant downsizing	-	.1	-	1.4
Ketchup business sale	-	.1	-	1.4
Tomato paste asset impairment	-	-	-	5.0
Tomato paste business sale	-	.1	-	3.6

	$.4	$2.2	$1.0	$13.4

Per diluted share	$.01	$.05	$.02	$.29

In the third quarter of fiscal 2004, Ralcorp completed the consolidation of its ISB cookie production facilities into a new facility located in Ogden, UT. Annual cost savings are expected to be $3.0 to $3.6 million. In June of 2004, the Company finalized a plan to close its Kansas City plant and move production to other facilities within the Carriage House division, and $.2 million of severance costs were incurred. Restructuring charges and accelerated depreciation related to this project, which is scheduled to be completed during the fourth quarter, are expected to total about $2 million. Annual savings from this plant closure are expected to be $1.2 million.

In addition to the restructuring charges, the restructuring projects resulted in accelerated depreciation due to the shortened expected useful lives of certain property and equipment not transferred to other Ralcorp plants. That extra depreciation totaled $.5 million ($.01 per diluted share) and $.2 million (less than $.01 per diluted share) for the three months ended June 30, 2004 and 2003, respectively, and $.8 million ($.02 per diluted share) and $2.7 million ($.06 per diluted share) through nine months.

In the third quarter of fiscal 2004, Ralcorp recorded $.1 million income received in litigation settlements, for a total of $.9 million ($.02 per diluted share) for the year to date. The nine months ended June 30, 2003 included $14.6 million ($.31 per diluted share) of such income. Nearly all of the settlements related to vitamin antitrust claims.

The three and nine months ended June 30, 2004 included $1.2 million ($.03 per diluted share) and $3.7 million ($.08 per diluted share) of incremental expenses associated with large-scale information systems upgrades and conversions. These projects began last year with expenses of $.7 million ($.02 per diluted share) and $1.5 million ($.03 per diluted share) in the respective periods and are expected to continue into fiscal 2006.

See the attached schedules for additional information regarding the Company’s results and financial position.

Certain aspects of the Company’s operations, especially in the Snack Nuts & Candy segment, are somewhat seasonal with a higher percentage of sales and profits expected to be recorded in the first and fourth fiscal quarters. It is important to note that operating results for any quarter are not necessarily indicative of the results for any other quarter or for the full year.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to restaurant and food service customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; griddle products including frozen pancakes, waffles, and French toast; and biscuits and other frozen pre-baked products such as breads and muffins. In addition, Ralcorp holds an interest of approximately 21 percent in Vail Resorts, Inc., the premier mountain resort operator in North America.

NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are sometimes identified by their use of terms and phrases such as “should,” “will,” “can,” “believes,” “could,” “likely,” “anticipates,” “intends,” “plans,” “expects,” or similar expressions. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission. In addition to such cautionary statements, Ralcorp may not be able to achieve anticipated cost savings from the closure of the Kansas City facility, decrease other Carriage House costs, or replace lost Carriage House sales volume.

RALCORP HOLDINGS, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(In millions except per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,

	2004	2003	2004	2003

Net Sales	$386.3	$311.5	$1,132.2	$974.2
Cost of products sold	(305.6)	(249.0)	(900.6)	(782.7)

Gross Profit	80.7	62.5	231.6	191.5
Selling, general and administrative expenses	(52.0)	(42.7)	(147.5)	(125.5)
Interest expense, net	(3.7)	(.8)	(9.2)	(2.6)
Restructuring charges	(.4)	(2.2)	(1.0)	(13.4)
Litigation settlement income	.1	-	.9	14.6

Earnings before Income Taxes
and Equity Earnings	24.7	16.8	74.8	64.6
Income taxes	(9.0)	(6.1)	(27.3)	(23.3)

Earnings before Equity Earnings	15.7	10.7	47.5	41.3
Equity in earnings of Vail Resorts, Inc.,
net of related deferred income taxes	8.9	5.3	5.1	4.8

Net Earnings	$24.6	$16.0	$52.6	$46.1

Earnings per Share
Basic	$.84	$.55	$1.80	$1.58
Diluted	$.82	$.54	$1.76	$1.55

Weighted Average Shares Outstanding
Basic	29.2	28.9	29.1	29.2
Diluted	30.0	29.5	29.8	29.8

                                                                 RALCORP HOLDING, INC.
                                        DEPRECIATION AND AMORTIZATION BY SEGMENT
                                                                                 (In millions)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,

	2004	2003	2004	2003

Cereals, Crackers & Cookies	$6.2	$6.1	$18.1	$18.2
Dressings, Syrups, Jellies & Sauces	2.3	2.2	6.6	6.4
Snack Nuts & Candy	.6	.5	1.8	1.7
Frozen Pancakes, Biscuits & Breads	2.9	-	5.9	-
Corporate	.7	.3	1.9	3.0

Total	$12.7	$9.1	$34.3	$29.3

                                 RALCORP HOLDINGS, INC.
            CONDENSED CONSOLIDATED BALANCE SHEET
                                                 (In millions)

	June 30,	Sep. 30,
	2004	2003

Current Assets	$298.4	$243.9
Noncurrent Assets	894.2	550.4

Total Assets	$1,192.6	$794.3

Current Liabilities	$162.5	$130.7
Long-term Debt	424.5	155.9
Other Noncurrent Liabilities	136.6	95.0
Shareholders' Equity	469.0	412.7

Total Liabilities and Shareholders' Equity	$1,192.6	$794.3